Form of Insider Retention Bonus Letter
NANOSTRING TECHNOLOGIES, INC.
January [●], 2024
[●]
BY HAND
Re: Retention Bonus Opportunity
Dear [●]:
To encourage you to continue employment with NanoString Technologies, Inc. (the “Company”), you are being provided an opportunity to earn a retention bonus subject to the terms and conditions described in this letter agreement (this “Agreement”), which will be effective as of the date you execute and return a copy of this Agreement.
1.Retention Bonus. Subject to the terms and conditions set forth below, you will receive a cash lump sum payment in an amount equal to $[●] (the “Retention Bonus”) no later than February 2, 2024. You agree that, if your employment with the Company terminates for any reason (other than a Qualifying Termination) prior to the earlier of (x) December 31, 2024, and (y) a Change in Control, then you will be required to repay to the Company the after-tax amount of the Retention Bonus within ten (10) days following such termination of employment (and in all events by December 31, 2024).
2.Certain Definitions. For purposes of this Agreement:
(a)“Cause” shall have the meaning ascribed to such term in the Employment Agreement.
(b)“Change in Control” means (i) a Change in Control as defined in the Equity Plan, or (ii) a restructuring following which the stockholders of the Company immediately prior to such restructuring (and their respective affiliates) collectively own (directly or indirectly and in substantially the same proportion as in effect immediately prior to such restructuring) less than fifty percent (50%) of the voting equity securities of the Company or its ultimate parent immediately following such restructuring; provided that, for the avoidance of doubt, a sale of the assets comprising any one business line of the Company does not constitute a Change in Control for purposes of this definition.
(c)“Disability” shall have the meaning ascribed to such term in the Employment Agreement.
(d)“Employment Agreement” means your employment agreement with the Company as in effect as of the date hereof.
(e)“Equity Plan” means the NanoString Technologies, Inc. 2022 Equity Plan, as the same may be amended and/or restated from time to time.
(f)“Good Reason” shall have the meaning ascribed to such term in the Employment Agreement.

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(g)“Qualifying Termination” means the termination of your employment with the Company (i) by the Company for a reason other than Cause, (ii) by you for Good Reason, or (iii) due to your death or Disability.
3.Withholding Taxes. The Company may withhold from any amounts payable to you hereunder such federal, state, and local taxes as the Company determines in its sole discretion may be required to be withheld pursuant to any applicable law or regulation.
4.No Right to Continued Employment. Nothing in this Agreement will confer upon you any right to continued employment with the Company (or its affiliates or their respective successors) or interfere in any way with the right of the Company (or its affiliates or their respective successors) to terminate your employment at any time.
5.Other Benefits. Any amounts payable pursuant to this Agreement will be considered special payments to you and will not be taken into account in computing the amount of compensation for purposes of determining any bonus, incentive, pension, retirement, death, or other benefit under any other bonus, incentive, pension, retirement, insurance, or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise, or as otherwise set forth in this Agreement.
6. 2024 Corporate Bonus Waiver. By signing below, you acknowledge and agree that the payment of the Retention Bonus is in lieu of any bonus pursuant to the Company’s corporate bonus programs that you may have otherwise been eligible to receive in respect of service during the 2024 calendar year and you hereby waive any and all rights that you have or may have had to any bonuses pursuant to the Company’s corporate bonus programs in respect of service during the 2024 calendar year.
7.Confidentiality. By signing below, you agree to maintain in confidence the existence of this Agreement, and the contents and terms of this Agreement and only to disclose such information to attorneys, accountants, governmental entities, and family members who have a reasonable need to know such information; provided, that nothing in this Section 7 will prohibit disclosures required by applicable law. Any violation of this confidentiality section shall result in disciplinary action as determined by the Company in its sole discretion, up to and including cancellation of any future retention bonus opportunity, immediate repayment of the Retention Bonus, and/or termination by the Company for Cause.
8.Governing Law. This Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Delaware, without reference to rules relating to conflicts of laws.
9.Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which taken together will constitute one and the same instrument.
10.Entire Agreement; Amendment. This Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by you and the Company.
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This Agreement is intended to be a binding obligation on you and the Company. If this Agreement accurately reflects your understanding as to the terms and conditions of your retention bonus opportunity, please sign, date, and return to me one copy of this Agreement by no later than January 24, 2024. You should make a copy of the executed Agreement for your records.
NANOSTRING TECHNOLOGIES, INC.
By: ______________________________
Name:
Title:
The above terms and conditions accurately reflects my understanding regarding the terms and conditions of my retention bonus opportunity, and I hereby confirm my agreement to the same.
______________________________
[●]
Date: January ___, 2024
[Signature page to [●] Retention Bonus Opportunity Letter]